Contact:
Matt Middendorf Workstream, Inc. 1-866-953-8800 investorrelations@workstreaminc.com

Workstream Enters $15 Million Loan Agreement
to Solidify Strong HR On-Demand Market Position

[OTTAWA, Ontario--(BUSINESS WIRE)--Sept. 28, 2006--Workstream Inc. ™ (NASDAQ: WSTM), a leading provider of On-Demand Enterprise Workforce Management software and services, today announced it has entered into a definitive loan agreement with Hilco Financial, LLC, a leading capital provider for a borrowing of $15 million, which is expected to fund within two weeks subject to certain agreed upon closing conditions.

Proceeds of the loan will be available primarily for working capital purposes.

“Workstream is at an exciting point in their growth and we are pleased to partnering with them,” said David Chisholm, Chief Executive at Hilco Financial. “Workstream’s market position is truly unique - a strong customer base of more than 400 world class firms, an on-demand services model, an integrated product set and visionary leadership in a momentous time in the company’s history.”

“The growth opportunities available today in the On-Demand software market have never been stronger and this investment will enable Workstream to continue to pursue its unique and innovative TalentCenter strategy,” stated Michael Mullarkey, CEO and Chairman at Workstream.

Interest on the loan is payable monthly at the Bloomberg prime rate plus 2.5% per annum for the initial 180 days of the loan, and at the Bloomberg prime rate plus 3.5% per annum for the remainder of the loan. The term of the loan is for 545 days and may be prepaid at the option of the company without penalty. Upon repayment of the loan for any reason, the company will pay to the lender an additional payment such that the lender receives an internal rate of return of 30% per annum during the initial 180 days of the loan and 40% per annum during the remainder of the term of the loan. The loan contains various financial covenants that will require the company to maintain at all times at least $15 million of qualified accounts receivable and cash, and to maintain cash of at least $10 million.

In connection with loan, the company will issue the lender a warrant to purchase 2,750,000 shares of its common shares at an exercise price of $.01 per share, giving rise to original issue discount on the loan. The shares issuable upon exercise of the warrants must be registered for resale within 120 days of the closing date of the loan, or the company will be subject to certain penalties.

About Workstream

Workstream provides enterprise workforce management solutions and services that help companies manage the entire employee lifecycle - from recruitment to retirement. Workstream’s TalentCenter provides a unified view of all Workstream products and services including Recruitment, Benefits, Performance, Compensation, Development and Transition. Access to TalentCenter is offered on a monthly subscription basis under an on-demand software delivery model to help companies build high performing workforces, while controlling costs. With 9 offices across North America, Workstream services customers including Chevron, The Gap, Home Depot, Kaiser Permanente, Motorola, Nordstrom, Samsung, Sony Music Canada, VISA and Wells Fargo. For more information visit www.workstreaminc.com or call toll free 1-866-470-WORK.

About Hilco Financial
Hilco Financial, LLC [www.hilcofinancial.com] provides senior secured bridge loans to facilitate mergers, acquisitions and specialized corporate funding requirements.  In addition, the company also acquires senior distressed debt.  Headquartered in Northbrook, Illinois, Hilco Financial supports the activities of private equity firms, hedge funds, investment banks and senior lenders.  Hilco Financial is part of the Hilco Organization [www.hilcotrading.com], a world leader in the valuation, acquisition, disposition and specialized debt and equity financing of businesses and business assets.

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on the current expectations or beliefs of Workstream’s management and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: inability to grow our client base and revenue because of the number of competitors and the variety of sources of competition we face; client attrition; inability to offer services that are superior and cost effective when compared to the services being offered by our competitors; inability to further identify, develop and achieve success for new products, services and technologies; increased competition and its effect on pricing, spending, third-party relationships and revenues; as well as the inability to enter into successful strategic relationships and other risks detailed from time to time in filings with the Securities and Exchange Commission.